Exhibit 24
CONFIRMING STATEMENT
     This Statement confirms that the undersigned, Thomas R. Bates, Jr., has authorized and designated Keith A. Klopfenstein and Michael T. Mino to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of T-3 Energy Services, Inc. The authority of Keith A. Klopfenstein and Michael T. Mino under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of T-3 Energy Services, Inc., unless earlier revoked in writing. The undersigned acknowledges that Keith A. Klopfenstein and Michael T. Mino are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: January 3, 2008	By:	/s/ Thomas R. Bates, Jr.
Thomas R. Bates, Jr.